EXHIBIT 2. 1
                         SHARE EXCHANGE AGREEMENT NO. 1


         City:Moscow

         Closed Joint-Stock Company North West Oil Group, hereinafter referred to as the "Party 1". Represented by President Ernest Gurgenovich Malyshev acting on the basis of the Articles of Association, and company Nord Oil International Inc., hereinafter referred to as the "Party 2", re[resented by President Viacheslav Leonidovich Makarov acting on the basis of the Articles of Association, have concluded this Agreement as follows:

                             1. CONTRACTUAL SUBJECT

         1.1 Party 1 exchanges one hundred per cent (100%) shares of the capital stock in Limited Liability Company North-West Oil Group Saratov with the face value of ten thousand (10,000.00) Rubles, of which Party 1 is the owner, hereinafter referred to as the NWOG Saratov and NGEC Shares, and one hundred per cent (100%) shares of the capital stock in Limited Liability Company the Neftegazenergo Company with the face value of ten thousand (10,000.00) Rubles, of which Party 1 is the owner, hereinafter referred to as the NWOG Saratov and NGEC Shares, for fifty nine percent (59%) nominal equities of all issued and outstanding stock in company Nord Oil International Inc. with the face value of
0.001 US Dollar, hereinafter referred to as the shares of Party 2, which will be issued in the amount sufficient to enable completion of this transaction as a part of the extra stock issuance. The procedure of extra-issuing of the Shares of Party 2 shall be contemplated in the Special Terms (Schedule 1.1 hereto).
         1.2 Exchange of the NWOG Saratov and NGEC Shares for the Shares of Party 2 subject to the terms and conditions of thus Agreement shall be deemed equivalent with no extra payments made.

                   2. REPRESENTAION AND WARRANTIES BY PARTY 1

         2.1 Organization, Authority and Capacity

         2.1.1. Limited Liability Company North-West Group Saratov and Limited Liability Company Neftegazenergo Company, hereinafter referred to as NWOG Saratov and NGEC, are companies with good financial standings, which have been duly established and validly existing under the law of the Russian Federation, and possess all the authority and capacity required.

          NWOG Saratov and NGEC possess all corporate authority and capacity required to own, lease and operate all and any of their asset and property and to perform their business as it is currently performed.

          NWOG Saratov and NGEC are entitled to perform foreign economic activities and are in good financial standing. In event that any activity should be performed that required obtaining any relevant authorizations, the NWOG Saratov and NGEC may perform such activities to the extent that a necessary authorization (license) has been obtained.

         2.2 The NWOG Saratov and NGEC Shares have been duly authorized, issued, paid in full, and free and clear of any encumbrances or limitations for completion of the transaction contemplated under this Agreement .

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         2.3 Party 1 has produced to Party 2, true, duly certified, correct and complete copies of the Certificates of Registration and the Articles of Association of the NWOG Saratov and NGEC.

         2.4 The transaction under this Agreement has been duly authorized by Party 1 in the person of its competent management body.

         2.5 Execution and performance of this Agreement shall not require from Party1 or the NWOG Saratov and NGEC obtaining any additional authorizations or contents, or any other actions, including filing at or notification of any official or legal person. In the event that the need to perform any such actions occur, Party 1 shall undertake to perform such actions within reasonable time period and at its own expense.

         2.6 This Agreement and any Schedules hereto, as well as the financial statements of NWOG Saratov and NGEC and any other information as a whole, transferred in writing by Party 1 and NWOG Saratov and NGEC or by of their agents to Party 2, do not contain any untrue or misleading representations, and represent a complete, valid and necessary information. There are no events or conditions that have not been communicated to Party 2 in writing, which, separately or in aggregate, could cause negative effect on NWOG Saratov and NGEC or affect negatively Party 1 and NWOG Saratov and NGEC's ability to comply with their obligations under this Agreement.

         2.7 Party 1 and NWOG Saratov and NGEC have transferred or will transfer to Party 2, before physical exchange under this Agreement, the financial statements of NWOG Saratov and NGEC. The financial statements are valid, correct and complete in all material aspects and accurately reflect the financial standing of NWOG Saratov and NGEC and the results of their performance during the reporting period, and they were prepared in compliance with Generally Accepted Accounting Principles (GAAP). The aforementioned statements shall be completed as of 31 December for two preceding annual periods subject to the GAAP rules.

         2.8 Since the date of completion of the Financial Statements, no events have occurred which could cause material negative effect on NWOG Saratov and NGEC.

         2.9 Except for the items reflected in the Financial Statements in which respect adequate provisions have been made, as of the date of their completion and up to present, NWOG Saratov and NGEC have not assumed any direct or contingent liabilities, obligations, claims or incurred any losses, damages, shortages, or assumed any fixed or non-fixed, liquid or long-term, secured or non-secured, charged, absolute, presumptive or other liabilities or obligations in respect to payments of any nature whatsoever, which should, subject to the Generally Accepted Accounting Principles, have been reflected in such Financial Statements, and in which respects adequate provisions should have been made, the value of which, separately or in aggregate, is in excess of 25,000.00 US Dollars.

         2.10 Except as otherwise provided in this Agreement, as of the date of execution of the Financial Statements, NWOG Saratov and NGEC:

         - have not made any alterations of their Article of Association, or merged, consolidated or been taken over in any other manner whatsoever with or by any person or enterprise,

         - have not issued, provided for issuance, sold, redeemed, repurchased, or acquired on any other manner, any options or rights of subscription, and have not concluded any agreements or made any promises to issue, sale, redeem or acquire in any other manner, any securities;

         - have not assumed any debts under borrowed facilities, or any other liabilities, which value is in excess of 25,000.00 US Dollars;

         - have not declared for payment or paid any dividends, or made any other distributions or paid any profits to their shareholders;

         - have not made any amendments in their accounting practices or procedures or the policy of depreciation calculation or asset retirement, other than those provided for by the applicable laws or the Generally Accepted Accounting Principles;

         - have not granted any loans, credits, or made any advance payments, other that payments made in the normal course of business;

         - have not concluded any lease agreements (as a leaser or lesser), under which NWOG Saratov and NGEC are obliged to receive or make any payments during any year, other than declared payments, and they have not sold, assigned or disposed their assets or property in any other manner, or pledged any of their assets or property, or amended any agreements, by which virtue their assets or property are bound;

         - have not made any acquisitions, in whole or partially, of any assets or properties, or securities or a business as a whole of any persons;

         - have not paid directly or indirectly, any of their material obligations in any manner or way other than in the normal course of their business;

         - have not terminated (and have timely extended) or received any notices (which were not subsequently withdrawn) of termination or failure to extend validity of any agreement, terms and conditions of which bind their assets, property, business, operations, development outlooks, performance results or financial standing of NWOG Saratov and NGEC;

         - have not concluded any contracts and completed any transactions, which could increase their liabilities materially.

         2.11 NWOG Saratov and NGEC are not in breach of any provisions of the applicable law, decrees, prohibitions, judgments and do not violate any federal, local or foreign laws, decrees or enactments of any governmental or regulating bodies, courts, arbitration, which separately or in aggregate could cause material negative effect on t NWOG Saratov and NGEC.

         2.12 There are no unresolved or pending proceedings and no court decrees, orders or any other judgments made by legal, governmental or regulating bodies, including arbitration, in respect to NWOG Saratov and NGEC, or any other claims in respect to NWOG Saratov and NGEC's Shares. To the best of Party 1's knowledge, no claims or demands by legal, governmental or administrative bodies, including arbitration, have been made against NWOG Saratov and NGEC.

                   3. REPRESENTATIONS AND WARRANIES OF PARTY 2

         Party 2 hereby represents and warrants to Party 1 the following:

         3.1 Party 2 is a public company registered with the US Securities Commission, whose stock currently trades in the PinkSheet Exchange under code NDOL, and in the Frankfurt Exchange under symbol CXIA;

         3.2 Party 2 is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own or lease its assets, as well as to perform its business as it is presently performed. Party 2 have undertaken any corporate proceedings required by law or by provisions of this Agreement to be taken by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

         3.3 Execution of this Agreement has been duly authorized by Party 2 and constitutes the valid and binding agreement of Party 2 enforceable against Party 2 in accordance with its terms and the law.

         3.4 The execution delivery and performance by Party 2 of this Agreement and the consummation by Party 2 of the transactions contemplated hereby shall not oblige Party 2 to obtain any required consent, approval or action of, or make any filing with or give any notice to, any official or legal person.

         3.5 The execution delivery and performance by Party 2 of this Agreement and the consummation by Party 2 of the transactions contemplated hereby subject to the terms and conditions hereof shall not:

                  - violate any provision of the Articles or Certificate of Incorporation, by-laws or other charter or organizational document of Party2;

                  - violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Party 2 is a party or by which its assets or properties may be bound;

                  - violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon Party 2 or upon the securities, assets or business of Party 2.

         3.6 Party 2 acknowledges that all the issued and outstanding shares are represented by the single share class as of the Effective date of this Agreement. No preferred stock, or issued options and warrants of Party 2 exist. All of two hundred and forty-eight million, two hundred and fourteen thousand, one hundred and fifty-seven (248,214,157) shares issued by Party 2 are duly issued and fully paid out equities without any right of additional contribution and free of any preferred rights, which have been issued in accordance with the applicable law of US and Germany that governs the matters of security circulation. Party 2 hereby agrees to file with the relative bodies and conduct the extra issuance of three hundred and fifty seven million,one hundred and eighty six thousand and two hundred and thirty (357,186,230) shares assigned under this transaction to Party1.

         3.7 Party 2 shall undertake to transfer to Party1 true, correct and complete copies of the Certificate or Articles of Incorporation (certified by the Secretary of the State) and By-Laws or compatible instruments (certified by the corporate secretary of Party 2). The minute books of Party 2 accurately reflect all actions and resolutions taken at all meetings of the Board of Directors and all General Meetings of Shareholders, as well as at the meeting of any existing committees and commissions of Party 2.

         3.8 As of completion of transactions, the Shares of Party 2 are issued for Party 1, and as of their issuance and transfer subject to Schedule 1.1 such Shares will be duly authorized, issued and fully paid-out without any right of additional payments and free if any pledges, claims or encumbrances.

         3.9 Neither Party 2 nor its assets are subject of any proceeding involving voluntary or involuntary bankruptcy, insolvency or receivership.

         3.10 Since 31 March 2006, there has not been any material adverse change in the financial standing, assets or liabilities of Party 2, and Party 2 hereby represents that it has not:

         - engaged in any material transaction outside the ordinary course of business;

         - made any capital expenditures other than in the ordinary course of business;

         - paid, loaned or advanced (other that the payment of salaries or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any properties or assets to or entered into any other transactions with any of its officers or directors, any of its affiliates, or any officer or director of its affiliates;

         - made any material change in any method of accounting or accounting practice;

         - entered into any material guarantees or otherwise incurred or suffered to exist any material contingent liabilities;

         - paid or declared any dividend or other distribution in respect of its capital stock, or set aside any suns for the payment of any such dividend or other distribution;

         - agreed, whether in writing or otherwise, to do any of the foregoing;

         - suffered any labor trouble or any controversies with any of its employees.

         3.11 All agreements which materially affect Party 2 to which Party 2 is a party or by which Party 2 or any of its property is bound which exist as of the date of execution of this Agreement have been filed as exhibits to documents filed by Party 2 (collectively the "Contracts") with the securities and exchange commissions. Party 2 is not in default with respect to any material term or condition o any such Contract, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default hereunder.
         3.12 Party 2 is not in violation of any applicable order, judgment, injunction, award or decree nor it is in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on Party 2, and Party 2 has not received written notice that any violation is being alleged.

         3.13 To Party 2's knowledge, there are no orders to cease trading against its directors or officers or any of its affiliates by any regulatory authority of the United States of America or Germany.

         3.14 To Party 2's knowledge, there are no investigations or inquiries pending against Party 2 or its directors or officers by any stock exchange, securities regulatory authority, taxing authority or any other governmental department or agency.

         3.15 All books, business records of the corporation and the financial statements of Party 2 as of the date of physical performance of the exchange or immediately preceding it, will be brought in compliance with and truly and correctly reflect its financial standing.

         3.1.6 This Agreement and Schedules hereto and other information provided in writing by Party 2 or representatives thereof to Party 1, taken as a whole, do not contain any untrue or misleading representations, and represent complete, true and necessary information. There are no facts or conditions, which have not been disclosed to the shareholders of Party 2 in writing which, individually or in the aggregate, could have a material adverse effect on Party 2 or material adverse effect on the ability of Party 2 to perform any of its obligations pursuant to this Agreement.

                            4. OBLIGATIONS OF PARTIES

         Parties hereby acknowledge and agree to the following:

         4.1 Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such Party shall use its best efforts to fulfill or obtain the fulfillment of the conditions of this Agreement.

         4.2 Following the signature of this Agreement, Party 2 shall cause the Articles of Incorporation and By-Laws of Party 2 to be amended:

         - to set the number of directors at seven (7) or any number designated by Party 1;

         - to change the name of Nord Oil International Inc. to Nord-West Oil Group.

         4.3 Party 2 shall file with the regulatory bodies any and all forms necessary to conduct the foregoing in accordance with securities laws and regulations.

         4.4 Party 2 shall cause four (4) designees of Party 1 to be elected as directors of Party 2.

         4.5 Following the signing of this Agreement Stratton D. Stevens shall remain as the Vice President, I.N. Bratchikov shall remain as Executive Vice President and Gerald Parkin, vice president shall also remain out of the existing members of the Board of Directors, while the remaining members of the Board of Directors shall resign through the resolution by the general meeting of the shareholders of Party 2. The same resolution shall appoint into the Board of Directors four (4) designees of Party 1. Additionally, by virtue of the same resolution, the Chairman of Board and the President of Party 2 shall be appointed.

         4.6 In addition to the foregoing, no other amendments of, or modifications to, the Articles or Certificate of Incorporation or By-Laws of Party 2 shall be acceptable, nor any amendments or modification to the Articles of Incorporation or by-laws unless under the directives of Party 1.

         4.7 Delivery of Financial Statements

         4.7.1 As soon as possible, each Party shall provide the following Financial Statements to the other, which statements shall be collectively referred to as the "Financial Statements":

         4.7.1.1 audited balance sheets as of the end of each of the two most recent fiscal years or such shorter period as they (including its predecessors) have been in existence

         4.7.1.2 the audited statements of income and cash flow for each of the three fiscal years preceding the date of the audited balance sheet referred to in 4.7.1.1 above or such shorter period as they Including its predecessors) have been in existence;

         4.7.1.3 the Balance Sheet as of 31 March 2006;

         4.7.2 The Financial Statements referred to above, in par. 4.7.1.1 and
4.7.1.2 shall be audited by RSM Top-Audit, being duly registered and in good standing with the securities and exchange commissions and certified by the Public Company Accounting Oversight Board.

         4.7.3 Party 2 and NWOG Saratov and NGEC shall also provide a letter from its auditors referred to in (b) above in which the auditors shall state that they will be able to complete its review of each company's interim financial statements for filing, and as required by the Securities and Exchange Commission and provide pro forma financial statements of Party 2 showing the affects of the acquisition of NWOG Saratov and NGEC Shares, within 10 days after the completion of the exchange hereunder.

         4.8 Except as required by any applicable law, rule or regulation, the Parties shall issue a press release and make a public statement with respect to the transactions contemplated by this Agreement, subject to the procedure and the content provided for by the regulations of the securities commission.

                5. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTY 1

         5.1 All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by NWOG Saratov and NGEC to continue to be carried on by it substantially in the same manner immediately following this date shall have been obtained and shall be in full force and effect and without conditions or limitations reasonably unacceptable to Party 2, and Party 2 shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such approvals, authorizations, consents, permits and licenses. There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on this date the transactions contemplated by this Agreement.

         5.2 All consents, permits and approvals from any third persons being the parties to contracts with NWOG Saratov and NGEC that may be required in connection with the performance by Party 1 of its obligations under this Agreement or the continuance of such contracts with NWOG Saratov and NGEC in full force and effect shall have been obtained.

         5.3 No action, suit or proceeding shall have been instituted and be continuing or be threatened by any Person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that could have a material adverse effect on NWOG Saratov and NGEC or Party 2.

         5.4 The capitalization of NWOG Saratov and NGEC is as represented at execution of this Agreement.

         6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTY 2

         6.1 The capitalization of Party 2 is as represented at the execution of this Agreement.

         6.2 Party 2 shall deliver the resignations and releases of its directors that have resigned to permit the appointment of Party 2's nominees as described in this Agreement.

         6.3 Party 2 has filed with the securities and exchange commissions in the United States and Germany, any and all periodic reports required to be filed by it pursuant to Section 13(g) of the Securities Exchange Act 1934. Party 2 is current in such filings. The information on such filing shall be furnished to Party 1 within 3 days after the execution of this Agreement.

         6.4 Party 2 has no liabilities or assets other than those disclosed.

         6.5 Party 2 has obtained the approval of its Board of Directors of this Agreement and the transaction contemplated hereby.

         6.6 Party 2 shall cause a Statement to be filed with the security exchange commissions disclosing that Party 2 has entered into this Agreement and also the transaction contemplated hereby. Shareholders of Party 2 holding at least a majority of its issued and outstanding equities, as of the record date, have approved this Agreement and the transactions contemplated hereby either by proxy or written consent.

                                7. MISCELLANEOUS

         7.1 To the extent specified herein, time is of essence of this Agreement and each Party hereto agrees and acknowledges to use their reasonably best efforts to complete the transactions contemplated hereby in a timely manner.

         7.2 The Parties will execute and deliver such further documents and instruments and all such acts and things as may be reasonably necessary or requisite to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated by this Agreement.

         7.3 Delivery of this Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties to this Agreement.

         7.4 This Agreement may be executed in seven (7) counterparts, each of which will be deemed as an original and all of which will together constitute one and the same instrument.

         7.5 Each Party will pay its legal expenses incurred in connection with the transactions contemplated hereby, whether or not such transactions are consummated; the Parties shall share equally the cost of the preparation and execution of this Agreement.

         7.6 Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but should any provision be unenforceable or invalid under such law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remainder of the Article as well as the balance of this Agreement shall continue to be binding and in full force and effect.

         7.7 Any notice, request, instruction or other documents to be given hereunder by any Party hereto shall be in writing and delivered personally, by facsimile transmission or telex, or sent by commercial overnight delivery service or registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

         If to CJSC North-West Oil Group:
         Registered office:
         12, letter B, Off 7N, Ul 8-ya Krasnoarmeiskaya, St-Petersburg 190103 Postal address: 1/19, Bld. 3, Ul Makarenko, Moscow, 105062
         Tel 435 621 11 15
         Fax 495 621 13 04
         szng@szng.ru

         If to LLC North-West Oil Group Saratov:
         Regisitered office: 12/16, Appr. 93, Ul Bakhmetievskaya, Saratov,
         410028
         Postal Address: 47, Ul Kiseleva, Saratov, 410600
         Szng-saratov@szng.ru
         --------------------
         Tel 8452 27 31 77
         Fax 8452 27 31 78
         Postal address in Moscow: 1/19, Bld. 3, Ul Makarenko, Moscow, 105062 Tel 435 621 11 15
         Fax 495 621 13 04
         szng@szng.ru

         If to LLC Neftegazenergo Company:
         Registered office: 84, Ul Moskovskaya, Saratov, 410600
         Postal Address: 47, Ul Kiseleva, Saratov, 410600
         Szng-saratov@szng.ru
         --------------------
         Tel 8452 27 31 77
         Fax 8452 27 31 78
         Postal address in Moscow: 1/19, Bld. 3, Ul Makarenko, Moscow, 105062 Tel 435 621 11 15
         Fax 495 621 13 04
         szng@szng.ru

         If to Nord Oil International Inc:
         7151 Jean Talon East, suite 110
         Montreal, Quebec, Canada H1M 3N8
         Makarov@monimpex.com
         --------------------
         Tel 514 798 5454
         Fax 514 352 9436
         Postal address in Russian Federation:
         27, Bld 1-2, Ul Tverskaua-Yamskaya, Moscow 125047

                               8. CONFIDENTIALITY

         8.1 This agreement represents an instrument containing confidential information, in which respect neither Parties may furnish any copies hereof to any third persons or disclose in any other manner about intent or relationship of the parties hereunder or any other events that any Party may come to know in the course of execution or delivery of this agreement, except as otherwise provided by the requirements of the applicable law.


                              9. DISPUTE RESOLUTION

         9.1 The Parties agree to resolve any disputes arising out of this agreement, including those related to its conclusion, validity, delivery, termination, amendment, unenforceability or application of the effects of its invalidity, in the Intraregional Arbitration Tribunal (IAT) (as a permanent court of arbitration), the Moscow office, subject to the procedure specified in IAT Dispute Resolution Guidelines. Any disputes shall be resolved under the procedure set forth in IAT Dispute Resolution guidelines. IAT judgment shall be final. The governing law shall be the ;aw of the Russian Federation.

                                10. FORCE MAJEUR

         10.1 Neither Party shall be liable for default or improper performance of its obligations under this agreement as a result of occurrence of any extraordinary insuperable circumstances independent on the will or actions of the parties hereunder due to which the parties hereunder are unable to perform their obligations assumed under this agreement.

         In particular, such force majeur events under this agreement may include:

         -     fire, earthquake, flood and other acts of ogd

         -     riot, civil strike, insurrection or war

         - amendment or issuance of existing or new legal and other regulations in the Russian Federation that resulted in public changes of the extent that hinders proper performance by the parties of their obligations under this agreement

         10.2 A good evidence of occurrence if the force majeur events and their continuance under this agreement shall be any written certificate of relevant authorities.

         10.3 In event, that performance of any obligation under this agreement becomes impossible in the result of occurrence of any force majeur events, either party hereunder shall immediately notify the other party about occurrence of the above events.

                          11. REPONSIBILITY OF PARTIES

         11.1 A designated number of Shareholders of Party 2 specified in
Schedule 2. hereto shall bear secondary liability for obligations of Party 2 and any other obligations and responsibility provided for in Schedule 1.1 hereto.

                            12. VALIDITY OF AGREEMENT

         12.1 The agreement come into effect on 9 May 2006 provided all the terms and conditions specified in Schedule 1.1 to this agreement are complied with and remain effective until closure of payments between parties.

         12.2 The agreement may be terminated at any time during the validity at the parties' mutual consent. Termination of this agreement shall be executed as a written agreement between the parties.

         12.3 In the event of failure by Party 2 to comply with its obligations hereunder, Party 1 may unilaterally withdraw from performing of this agreement, with giving a relevant notice to Party 2, 5 days prior to termination. Unilateral withdrawal by Party 2 from performing its obligations under this agreement shall not be acceptable.

         12.4 Any schedules, amendments and additions to this agreement shall be incorporated into it and effective only when duly executed in writing and signed by each party.

         IN WITNESS WEREOF the parties hereto have set their hand and seal as of the day and year first above written

         By and on behalf of
         CJSC North-West Oil Group


         President


         By and on behalf of
         Nord Oil International Inc

         President

         By and on behalf of
         LLC North-West Oil Company Saratov

         General Manager

         By and on behalf of
         LLC Neftegazenergo Company

         General Manager